Exhibit 99.1

Investor Relations Contact:	Media Contact:
Robert J. Vill	Jane Randel
Vice President – Finance and Treasurer	Senior Vice President, Corporate Communications
Liz Claiborne Inc.	Liz Claiborne Inc.
201.295.7515	212.626.3408

LIZ CLAIBORNE INC. REPORTS 2nd QUARTER AND FIRST HALF RESULTS

•                  Reports Q2 Adjusted EBITDA of $6 Million, Excluding Foreign Currency Transaction Losses, a $14 Million Increase Compared to Q2 2010

•                  Reaffirms Fiscal 2011 and 2012 Adjusted EBITDA Targets

New York, NY – July 28, 2011 – Liz Claiborne Inc. (NYSE:LIZ) today announced earnings for the second quarter of 2011. For the second quarter of 2011 on a GAAP basis, the loss from continuing operations was ($88) million, or ($0.93) per share, compared to a loss from continuing operations of ($77) million, or ($0.81) per share, for the second quarter of 2010.

Adjusted loss per share from continuing operations for the second quarter was ($0.34), compared to an adjusted loss per share from continuing operations of ($0.16) for the second quarter of 2010 (inclusive of losses of ($0.04) per share in the second quarter of 2011 and gains of $0.12 per share in the second quarter of 2010, primarily resulting from the impact of changes in foreign currency exchange rates on our eurobond).

Adjusted EBITDA for the second quarter of 2011 was $6 million, compared to ($8) million for the second quarter of 2010 (excluding losses of ($6) million in the second quarter of 2011 and gains of $20 million in the second quarter of 2010, primarily resulting from the impact of changes in foreign currency exchange rates on our eurobond).

Net sales for the second quarter were $556 million, an increase of $19 million, or 3.5%, from the comparable 2010 period. Excluding the impact of a $37 million decrease in net sales of brands that have been licensed or exited, a significant portion of which was associated with our Liz Claiborne family of brands as we transitioned to the licensing model under the arrangements with JCPenney in the US and Puerto Rico and with QVC, net sales increased $56 million, or 10.3%. The impact of changes in foreign currency exchange rates in our international businesses increased net sales by $19 million in the second quarter of 2011.

The Company also announced second quarter 2011 direct to consumer comparable sales as follows:

Brand	April	May	June	Q2
Juicy Couture	14%	(8%)	(3%)	0%
Lucky Brand	23%	24%	16%	22%
kate spade	82%	88%	56%	77%
Mexx Europe	12%	(3%)	6%	4%
Mexx Canada	3%	3%	2%	2%

For the first half of 2011, the Company recorded a loss from continuing operations of ($172) million, or ($1.82) per share, compared to a loss from continuing operations for the first half of

2010 of ($132) million, or ($1.40) per share. Adjusted loss per share from continuing operations in the first half of 2011 was ($0.90) compared to an adjusted loss per share from continuing operations of ($0.48) in the first half of 2010 (inclusive of (losses) of ($0.19) per share in the first half of 2011 and gains of $0.27 per share in the first half of 2010, primarily resulting from the impact of changes in foreign currency exchange rates on our eurobond). Net sales for the first half of 2011 were approximately $1.069 billion, a decrease of $52 million, or 4.6%, from the comparable 2010 period.  Excluding the impact of a $95 million decline in net sales related to brands that have been licensed or exited, a significant portion of which was associated with a decrease in sales of our Liz Claiborne family of brands as we transitioned to the licensing model under the arrangements with JCPenney in the US and Puerto Rico and with QVC, net sales increased $43 million, or 3.8%.

William L. McComb, Chief Executive Officer of Liz Claiborne Inc., said: “Adjusted EBITDA, excluding foreign currency transaction losses, of $6 million in the second quarter increased $14 million compared to the second quarter of 2010, and was in line with our previously stated outlook. We continue to forecast adjusted EBITDA, excluding foreign currency transaction gains or losses, in the range of $100 to $120 million for fiscal 2011. For fiscal 2012, we continue to forecast adjusted EBITDA, excluding foreign currency transaction gains or losses, in the range of $180 to $220 million. This 2012 outlook assumes global Mexx at a minimum breakeven adjusted EBITDA and remains achievable in our view despite uncertainty in the global markets and the impact on the consumer which makes visibility into 2012 more challenging.”

Mr. McComb concluded, “We were pleased overall with direct to consumer comparable sales results in the second quarter. kate spade posted exceptional results once again, as the brand team continues to drive profitable growth across the entire business. Lucky Brand saw a continuation of the strong momentum that began in the first quarter, as they are experiencing great consumer response to their assortments. At Juicy Couture, we look forward to exciting changes in design, merchandising, visual presentation and marketing in the coming quarters and we are encouraged by the meaningful international growth opportunities for this brand. At Mexx Europe, the wholesale business continues to see healthy growth while in the direct to consumer channel, we continue our efforts on improving profitability through improved full-price selling and the closure of unprofitable stores. In Partnered Brands, we remain on track to generate positive adjusted operating income for the year, where the strong performance of the Liz Claiborne brand license at JCPenney continues.”

The adjusted results for the second quarter of 2011 and 2010, as well as forward-looking targets, exclude the impact of expenses incurred in connection with the Company’s streamlining initiatives and brand-exiting activities, non-cash impairment charges, gain on extinguishment of debt and non-cash write-offs of debt issuance costs. The Company believes that the adjusted results for such periods represent a more meaningful presentation of its historical operations and financial performance since these results provide period to period comparisons that are consistent and more easily understood. The attached tables, captioned “Reconciliation of Non-GAAP Financial Information”, provide a full reconciliation of actual results to the adjusted results. We present EBITDA, which we define as income (loss) from continuing operations attributable to Liz Claiborne, Inc., adjusted to exclude income tax provision (benefit), interest expense, net, gain on extinguishment of debt and depreciation and amortization. We also present (i) Adjusted EBITDA, which is EBITDA adjusted to exclude the impact of expenses incurred in connection with the Company’s streamlining initiatives and brand-exiting activities, non-cash impairment charges and non-cash share-based compensation expense, and (ii) Adjusted EBITDA excluding foreign currency gains (losses), net, which is Adjusted EBITDA further adjusted to exclude unrealized foreign currency gains (losses), net. We present the above-described EBITDA measures because we consider them important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Unless otherwise noted, references to loss from continuing operations, net loss and adjusted loss from continuing operations and associated per share amounts refer to such amounts attributable to Liz Claiborne Inc., which excludes amounts associated with noncontrolling interests.

The Company will sponsor a conference call at 10:00am EDT today to discuss its results for the second quarter of 2011. The dial-in number is 1-888-694-4676 with pass code 84918462. The web cast and slides accompanying the prepared remarks can be accessed via the Investor Relations section of the Liz Claiborne website at www.lizclaiborneinc.com. An archive of the webcast will be available on the website. Additional information on the results of the Company’s operations is available in the Company’s Form 10-Q for the second quarter of 2011, to be filed with the Securities and Exchange Commission.

SECOND QUARTER RESULTS

Overall Results

Net sales from continuing operations for the second quarter of 2011 were $556 million, an increase of $19 million, or 3.5% from the second quarter of 2010, reflecting (i) an increase in sales in our Domestic-Based Direct Brands and International-Based Direct Brands segments; (ii) a decline in sales of our Partnered Brands segment, including a $37 million decrease in sales of brands that have been licensed or exited, a significant portion of which was associated with our Liz Claiborne family of brands as we transitioned to the licensing model under the JCPenney and QVC arrangements; and (iii) the impact of changes in foreign currency exchange rates in our international businesses, which increased net sales by $19 million, or 3.5%.

Gross profit as a percentage of net sales was 51.9% in the second quarter of 2011 compared to 49.6% in the comparable 2010 period, reflecting a significantly improved gross profit rate in our Partnered Brands segment due to the transition to the licensing model under the JCPenney and QVC arrangements. Total Company gross profit rate was also positively impacted by an increased proportion of sales from our Domestic-Based Direct Brands segment, which runs at a higher gross profit rate than the Company average.

Selling, general & administrative expenses (“SG&A”) were $360 million, or 64.7% of net sales in the second quarter of 2011, compared to $340 million, or 63.3% of net sales in the second quarter of 2010. The $20 million increase in SG&A primarily reflected the following:

•                a $30 million increase related to the planned closure of our Ohio distribution center;

•                a $16 million increase in our Domestic-Based Direct Brands segment, primarily due to increases related to direct to consumer expansion;

•                a $13 million increase due to the impact of changes in foreign currency exchange rates in our international businesses;

•                an $18 million decrease in other expenses associated with our streamlining initiatives and brand-exiting activities;

•                a $19 million decrease in our Partnered Brands segment and corporate SG&A, inclusive of a decrease associated with our Liz Claiborne family of brands as we transitioned to the licensing model under the JCPenney and QVC arrangements; and

•                a $2 million decrease in our International-Based Direct Brands segment.

Impairment of intangible assets was $3 million in the second quarter of 2010 primarily within our Partnered Brands segment principally related to merchandising rights of the Liz Claiborne and licensed DKNY® Jeans brands.

Operating loss was ($71) million ((12.8)% of net sales) in the second quarter of 2011 compared to an operating loss of ($76) million ((14.2%) of net sales) in the second quarter of 2010. Adjusted operating loss in the second quarter of 2011 was ($28) million ((5.1)% of net sales) compared to  adjusted operating loss of ($43) million ((8.0%) of net sales) in 2010.

Other (expense) income, net was ($2) million in the second quarter of 2011, compared to $22 million in the second quarter of 2010, primarily reflecting (i) the impact of the partial de-designation of the hedge of our investment in certain euro functional currency subsidiaries, which resulted in the recognition of non-cash foreign currency translation (losses) gains of ($6) million and $19 million on our euro-denominated notes within earnings in the second quarter of 2011 and 2010, respectively; (ii) foreign currency transaction gains and losses; and (iii) equity in earnings of our investment in kate spade Japan.

Gain on extinguishment of debt related to the repurchase of 129 million euro of our Euro Notes was $7 million in the second quarter of 2011.

Interest expense, net decreased to $17 million in the second quarter of 2011 compared to $19 million in the second quarter of 2010, primarily reflecting a reduction in the amortization of deferred financing costs.

Provision for income taxes of $4 million in the second quarter of 2011 and 2010 primarily reflected increases in deferred tax liabilities for indefinite-lived intangible assets, current tax on operations in certain jurisdictions and an increase in the accrual for interest related to uncertain tax positions.

Loss from continuing operations in the second quarter of 2011 was ($88) million, or ($0.93) per share, compared to a loss from continuing operations in the second quarter of 2010 of ($77) million, or ($0.81) per share. Adjusted loss per share from continuing operations in the second quarter of 2011 was ($0.34) compared to adjusted loss per share from continuing operations of ($0.16) in the second quarter of 2010.

Net loss in the second quarter of 2011 was ($90) million, inclusive of losses related to discontinued operations of ($2) million, compared to a net loss of ($87) million, inclusive of losses related to discontinued operations of ($10) million, in the second quarter of 2010. Loss per share was ($0.95) in the second quarter of 2011 compared to a loss per share of ($0.92) in the second quarter of 2010.

Balance Sheet and Cash Flow

Accounts receivable decreased $16 million, or 8.5%, in the second quarter of 2011, compared to the second quarter of 2010, primarily due to decreased wholesale sales in our Partnered Brands segment. The impact of changes in foreign currency exchange rates increased accounts receivable by $7 million.

Inventories increased $6 million, or 2.0%, to $315 million, compared to the second quarter of 2010, primarily reflecting, (i) an increase in Domestic-Based Direct Brands inventory to support growth initiatives, including retail store expansion and (ii) the impact of fluctuations in foreign currency exchange rates, which increased inventories by $13 million. These increases in inventories were partially offset by (i) the period-over-period impact of decreased sales in our Partnered Brands segment and (ii) the impact of brands that have been licensed or exited.

Cash flow from continuing operating activities for the last twelve months was $31 million.

Debt outstanding increased to $769 million compared to $590 million in the second quarter of 2010, primarily reflecting capital expenditures of $85 million, the purchase for $28 million of our Ohio distribution center, a $68 million increase due to the impact of changes in foreign currency exchange rates on our eurobond and $80 million related to cash restructuring charges and discontinued operations.

Segment Highlights

Domestic-Based Direct Brands segment - consists of the specialty retail, outlet, wholesale apparel, wholesale non-apparel (including accessories, jewelry, and handbags), e-commerce and licensing operations of our three domestic retail-based operating segments:  Juicy Couture, kate spade and Lucky Brand.

Net sales in our Domestic-Based Direct Brands segment in the second quarter were $282 million, increasing $43 million, or 17.7%, reflecting the following:

Net sales for Juicy Couture were $117 million, a 4.7% increase compared to 2010, primarily driven by increases in outlet and e-commerce, partially offset by decreases in wholesale apparel and non-apparel. Store counts and key operating metrics are as follows:

—

We ended the quarter with 79 specialty retail stores, 49 outlet stores and 5 concessions, reflecting the net addition over the last 12 months of 11 specialty retail stores, 14 outlet stores and 5 concessions;

—	Average retail square footage in the second quarter was approximately 420 thousand square feet, a 27.3% increase compared to 2010;
—	Sales per square foot for comparable stores for the latest twelve months were $720; and
—

Comparable direct to consumer sales (inclusive of e-commerce and concessions) were flat in the second quarter of 2011. Until September 2010, the Juicy Couture website was operated by a third party, and our sales to that third party were reflected as wholesale sales. E-commerce comparable sales calculations were based on the retail sales data provided by the third party operator.

Net sales for Lucky Brand were $97 million, a 12.5% increase compared to 2010, primarily driven by increases in specialty retail, wholesale apparel and outlet, partially offset by a decrease in wholesale non-apparel. Store counts and key operating metrics are as follows:

—	We ended the quarter with 180 specialty retail stores and 40 outlet stores, reflecting the net closure over the last 12 months of 10 specialty retail stores;
—	Average retail square footage in the second quarter was approximately 563 thousand square feet, a 3.2% decrease compared to 2010;
—	Sales per square foot for comparable stores for the latest twelve months were $391; and
—	Comparable direct to consumer sales (inclusive of e-commerce) increased 21.5% in the second quarter of 2011.

Net sales for kate spade were $68 million, a 63.8% increase compared to 2010, driven by increases in e-commerce, specialty retail, outlet, wholesale non-apparel and wholesale apparel. Store counts and key operating metrics are as follows:

—	We ended the quarter with 44 specialty retail stores and 29 outlet stores, reflecting the net addition over the last 12 months of 5 specialty retail stores;
—	Average retail square footage in the second quarter was approximately 143 thousand square feet, a 2.8% increase compared to 2010;
—	Sales per square foot for comparable stores for the latest twelve months were $801; and
—	Comparable direct to consumer sales (inclusive of e-commerce) increased 77.1% in the second quarter of 2011.

Domestic-Based Direct Brands segment operating loss in the second quarter was ($24) million ((8.4%) of net sales), compared to an operating loss of ($13) million ((5.4%) of net sales) in 2010. Domestic-Based Direct Brands segment adjusted operating loss in the second quarter was ($3) million ((1.1%) of net sales), compared to an adjusted operating loss of ($6) million ((2.5%) of net sales) in 2010.

International-Based Direct Brands segment - consists of the specialty retail, outlet, concession, wholesale apparel, wholesale non-apparel (including accessories, jewelry and handbags), e-commerce and licensing operations of Mexx Europe and Mexx Canada, our two international, retail-based operating segments.

Net sales in our International-Based Direct Brands segment were $180 million, an increase of $18 million, or 10.8%, compared to 2010, primarily driven by increases in Mexx Europe wholesale and Mexx Canada retail, partially offset by decreases in Mexx Europe retail. Excluding the impact of fluctuations in foreign currency exchange rates, net sales were $163 million, flat compared to 2010.  Store counts and key operating metrics are as follows:

—	We ended the quarter with 169 specialty retail stores, 85 outlets and 132 concessions, reflecting the net closure over the last 12 months of 43 concessions and 9 outlet stores;
—	Average retail square footage in the second quarter was approximately 1.367 million square feet, an 11.7% decrease compared to 2010;
—	Sales per square foot for comparable stores for the latest twelve months were $322; and
—	Comparable direct to consumer sales (inclusive of e-commerce and concessions) increased 3.6% in the second quarter of 2011.

International-Based Direct Brands segment operating loss in the second quarter was ($30) million ((16.7)% of net sales), compared to an operating loss of ($26) million ((16.1)% of net sales) in 2010. International-Based Direct Brands segment adjusted operating loss in the second quarter was ($25) million ((13.8)% of adjusted net sales), compared to an adjusted operating loss of ($24) million ((15.0)% of net sales) in 2010.

Partnered Brands segment - consists of one operating segment including the wholesale apparel, wholesale non-apparel, licensing, concession and e-commerce operations of our Liz Claiborne family of brands, Monet family of brands and our Dana Buchman, Kensie, Mac & Jac, and licensed DKNY® brands.

Net sales decreased $41 million, or 30.6%, in the second quarter to $93 million, primarily reflecting a $37 million decrease in brands that have been licensed or exited, a significant portion of which was related to the transition of our Liz Claiborne family of brands to the licensing models under the JCPenney and QVC arrangements.

Partnered Brands segment operating loss in the second quarter was ($17) million ((18.5%) of net sales), compared to an operating loss of ($37) million ((27.5)% of net sales) in 2010. Partnered Brands segment adjusted operating loss in the second quarter was ($0.4) million ((0.5%) of adjusted net sales), compared to an adjusted operating loss of ($12) million ((9.3)% of net sales) in 2010.

About Liz Claiborne Inc.

Liz Claiborne, Inc. designs and markets a global portfolio of retail-based premium brands including Juicy Couture, kate spade, Lucky Brand and Mexx. The Company also has a refined group of department store-based brands with strong consumer franchises including the Monet family of brands, Kensie, Kensiegirl, Mac & Jac, and the licensed DKNY® Jeans and DKNY® Active brands. The Liz Claiborne and Claiborne brands are available at JCPenney, the Liz Claiborne New York brand designed by Isaac Mizrahi is available at QVC, and the Dana Buchman brand is sold at Kohl’s. Visit www.lizclaiborneinc.com for more information.

Liz Claiborne Inc. Forward-Looking Statement

Statements contained herein that relate to the Company’s future performance, financial condition, liquidity or business or any future event or action are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements are indicated by words or phrases such as “intend,” “anticipate,” “plan,” “estimate,” “target,” “forecast,” “project,” “expect,” “believe,” “we are optimistic that we can,” “current visibility indicates that we forecast” or “currently envisions” and similar phrases. Such statements are based on current expectations only, are not guarantees of future performance, and are subject to certain risks, uncertainties and assumptions. The Company may change its intentions, belief or expectations at any time and without notice, based upon any change in the Company’s assumptions or otherwise. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. In addition, some risks and uncertainties involve factors beyond the Company’s control. Among the risks and uncertainties are the following: our ability to continue to have the necessary liquidity, through cash flows from operations and availability under our amended and restated revolving credit facility, may be adversely impacted by a number of factors, including the level of our operating cash flows, our ability to maintain established levels of availability under, and to comply with the financial and other covenants included in, our amended and restated revolving credit facility and the borrowing base requirement in our amended and restated revolving credit facility that limits the amount of borrowings we may make based on a formula of, among other things, eligible accounts receivable and inventory and the minimum availability covenant in our amended and restated revolving credit facility that requires us to maintain availability in excess of an agreed upon level; general economic conditions in the United States, Europe and other parts of the world including the impact of a failure to increase the debt ceiling in the United States; levels of consumer confidence, consumer spending and purchases of discretionary items, including fashion apparel and related products, such as ours; restrictions in the credit and capital markets, which would impair our ability to access additional sources of liquidity, if needed; changes in the cost of raw materials, labor, advertising and transportation, which could impact prices of our products; our dependence on a limited number of large US department store customers, and the risk of consolidations, restructurings, bankruptcies and other ownership changes in the retail industry and financial difficulties at our larger department store customers; our ability to successfully implement our long-term strategic plans; our ability to effect a turnaround of our MEXX Europe business; our ability to sustain recent performance in connection with the re-launch of our LUCKY BRAND product offering and our ability to revitalize our JUICY COUTURE creative direction and product offering; our ability to anticipate and respond to constantly changing consumer demands and tastes and fashion trends, across multiple brands, product lines, shopping channels and geographies; our ability to attract and retain talented, highly qualified executives, and maintain satisfactory relationships with our employees; our ability to effectively transition our distribution function to alternative third party solutions, and to realize the cost savings anticipated from the closure of our Ohio distribution facility; our ability to adequately establish, defend and protect our trademarks and other proprietary rights; our ability to successfully develop or acquire new product lines or enter new markets or product categories, and risks related to such new lines, markets or categories; risks associated with the licensing arrangements with J.C. Penney Corporation, Inc. and J.C. Penney Company, Inc. and with QVC, Inc., including, without limitation, our ability to continue a good working relationship with these licensees and possible changes or disputes in our other brand relationships or relationships with other retailers and existing licensees as a result; the impact of the highly competitive nature of the markets within which we operate, both within the US and abroad; our reliance on independent foreign manufacturers, including the risk of their failure to comply with safety standards or our policies regarding labor practices; risks associated with our agreement with Li & Fung Limited, which results in a single foreign buying/sourcing agent for a significant portion of our products; a variety of legal, regulatory, political and economic risks, including risks related to the importation and exportation of product, tariffs and other trade barriers, to which our international operations are subject; our ability to adapt to and compete effectively in the current quota environment in which general quota has expired on apparel products, but political activity seeking to re-impose quota has been initiated or threatened; our exposure to foreign currency fluctuations; risks associated with material disruptions in our information technology systems; risks associated with privacy breaches; risks associated with our plans to substantially grow our business in Asia through KATE SPADE’s joint venture with E-Land Fashion China Holdings, Limited and KATE SPADE’s reacquisition of certain distribution rights in (i) the People’s Republic of China via such joint venture and (ii) certain Southeast Asian territories; limitation on our ability to utilize all or a portion of our US deferred tax assets if we experience an “ownership change”; and the outcome of current and future litigations and other proceedings in which we are involved; and such other factors as are set forth in the Company’s 2010 Annual Report on Form 10-K and the Company’s Quarterly Report on Form 10-Q for the quarter ending April 2, 2011, each filed with the Securities and Exchange Commission, and the Company’s Quarterly Report on Form 10-Q for the quarter ending July 2, 2011, to be filed with the Securities and Exchange Commission, including in the section in each report entitled “Item 1A-Risk Factors”.  The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

LIZ CLAIBORNE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(All amounts in thousands, except per common share data)

	Three Months Ended			Three Months Ended
	July 2, 2011	% of		July 3, 2010	% of
	(13 Weeks)	Sales		(13 Weeks)	Sales

Net Sales	$555,831	100.0%		$536,803	100.0%
Cost of goods sold	267,220	48.1%		270,316	50.4%
Gross Profit	288,611	51.9%		266,487	49.6%
Selling, general & administrative expenses	359,695	64.7%		340,005	63.3%
Impairment of intangible assets	—	—		2,594	0.5%
Operating Loss	(71,084)	(12.8	) %	(76,112)	(14.2	) %
Other (expense) income, net	(2,413)	(0.4	) %	22,008	4.1%
Gain on extinguishment of debt	6,547	1.2%		—	—
Interest expense, net	(17,243)	(3.1	) %	(19,100)	(3.6	) %
Loss Before Provision for Income Taxes	(84,193)	(15.1	) %	(73,204)	(13.6	) %
Provision for income taxes	3,963	0.7%		3,783	0.7%
Loss from Continuing Operations	(88,156)	(15.9	) %	(76,987)	(14.3	) %
Discontinued operations, net of income taxes	(1,740)			(10,212)
Net Loss	(89,896)			(87,199)
Net loss attributable to the noncontrolling interest	—			(355)
Net Loss Attributable to Liz Claiborne, Inc.	$(89,896)			$(86,844)

Earnings per Share:
Basic and Diluted
Loss from Continuing Operations Attributable to Liz Claiborne, Inc.	$(0.93)			$(0.81)
Net Loss Attributable to Liz Claiborne, Inc.	$(0.95)			$(0.92)

Weighted Average Shares, Basic and Diluted (a)	94,447			94,243

(a)

Because the Company incurred a loss from continuing operations for the three months ended July 2, 2011 and July 3, 2010, all potentially dilutive shares are antidilutive. Accordingly, basic and diluted weighted average shares outstanding are equal for such periods.

LIZ CLAIBORNE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(All amounts in thousands, except per common share data)

	Six Months Ended			Six Months Ended
	July 2, 2011	% of		July 3, 2010	% of
	(26 Weeks)	Sales		(26 Weeks)	Sales

Net Sales	$1,069,073	100.0%		$1,120,963	100.0%
Cost of goods sold	511,702	47.9%		583,627	52.1%
Gross Profit	557,371	52.1%		537,336	47.9%
Selling, general & administrative expenses	678,651	63.5%		669,560	59.7%
Impairment of intangible assets	—	—		2,594	0.2%
Operating Loss	(121,280)	(11.3	) %	(134,818)	(12.0	) %
Other (expense) income, net	(24,470)	(2.3	) %	41,801	3.7%
Gain on extinguishment of debt	6,547	0.6%		—	—
Interest expense, net	(29,793)	(2.8	) %	(34,552)	(3.1	) %
Loss Before Provision for Income Taxes	(168,996)	(15.8	) %	(127,569)	(11.4	) %
Provision for income taxes	2,674	0.3%		5,367	0.5%
Loss from Continuing Operations	(171,670)	(16.1	) %	(132,936)	(11.9	) %
Discontinued operations, net of income taxes	(14,571)			(26,301)
Net Loss	(186,241)			(159,237)
Net loss attributable to the noncontrolling interest	—			(613)
Net Loss Attributable to Liz Claiborne, Inc.	$(186,241)			$(158,624)

Earnings per Share:
Basic and Diluted
Loss from Continuing Operations Attributable to Liz Claiborne, Inc.	$(1.82)			$(1.40)
Net Loss Attributable to Liz Claiborne, Inc.	$(1.97)			$(1.68)

Weighted Average Shares, Basic and Diluted (a)	94,423			94,207

(a)

Because the Company incurred a loss from continuing operations for the six months ended July 2, 2011 and July 3, 2010, all potentially dilutive shares are antidilutive. Accordingly, basic and diluted weighted average shares outstanding are equal for such periods.

LIZ CLAIBORNE INC.

CONSOLIDATED BALANCE SHEETS

(All amounts in thousands)

	July 2, 2011	July 3, 2010
Assets
Current Assets:
Cash and cash equivalents	$26,680	$21,477
Accounts receivable - trade, net	175,947	192,209
Inventories, net	315,128	308,928
Other current assets	97,514	110,948
Assets held for sale	—	15,070
Total current assets	615,269	648,632

Property and Equipment, Net	362,537	386,908
Goodwill and Intangibles, Net	227,766	224,809
Other Assets	41,714	47,557
Total Assets	$1,247,286	$1,307,906

Liabilities and Stockholders’ (Deficit) Equity
Current Liabilities:
Short-term borrowings	$144,398	$67,127
Convertible Senior Notes	76,407	72,793
Other current liabilities	447,162	415,187
Total current liabilities	667,967	555,107

Long-Term Debt	548,030	449,704
Other Non-Current Liabilities	242,340	225,494
Stockholders’ (Deficit) Equity	(211,051)	77,601
Total Liabilities and Stockholders’ (Deficit) Equity	$1,247,286	$1,307,906

LIZ CLAIBORNE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(All amounts in thousands)

	Six Months Ended
	July 2, 2011	July 3, 2010
	(26 Weeks)	(26 weeks)

Cash Flows from Operating Activities:
Net loss	$(186,241)	$(159,237)
Adjustments to arrive at loss from continuing operations	14,571	26,301
Loss from continuing operations	(171,670)	(132,936)

Adjustments to reconcile loss from continuing operations to net cash (used in) provided by operating activities:
Depreciation and amortization	64,389	74,343
Impairment of intangible assets	—	2,594
Loss on asset disposals and impairments, including streamlining initiatives, net	21,163	10,086
Share-based compensation	3,645	3,591
Foreign currency losses (gains), net	27,357	(39,463)
Gain on extinguishment of debt	(6,547)	—
Other, net	(1,200)	(630)
Changes in assets and liabilities:
Decrease in accounts receivable - trade, net	36,141	60,629
(Increase) decrease in inventories, net	(21,514)	3,891
Increase in other current and non-current assets	(1,223)	(9,118)
Increase in accounts payable	5,909	9,235
Decrease in accrued expenses and other non-current liabilities	(27,081)	(72,930)
Net change in income tax assets and liabilities	2,470	166,941
Net cash used in operating activities of discontinued operations	(14,463)	(9,169)
Net cash (used in) provided by operating activities	(82,624)	67,064

Cash Flows from Investing Activities:
Purchases of property and equipment	(55,466)	(28,512)
Payments for purchases of businesses	(1,587)	(5,000)
Payments for in-store merchandise shops	(1,371)	(813)
Investments in and advances to equity investee	—	(4,033)
Other, net	(344)	(244)
Net cash provided by (used in) investing activities of discontinued operations	500	(6,198)
Net cash used in investing activities	(58,268)	(44,800)

Cash Flows from Financing Activities:
Short-term borrowings, net	—	(6,608)
Proceeds from borrowings under revolving credit agreement	519,136	159,447
Repayment of borrowings under revolving credit agreement	(401,961)	(153,961)
Proceeds from issuance of Senior Secured Notes	220,094	—
Repayment of Euro Notes	(178,333)	—
Principal payments under capital lease obligations	(2,076)	(3,627)
Proceeds from exercise of stock options	25	—
Payment of deferred financing fees	(8,591)	(12,827)
Other, net	(637)	—
Net cash provided by (used in) financing activities	147,657	(17,576)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(2,799)	(3,583)

Net Change in Cash and Cash Equivalents	3,966	1,105
Cash and Cash Equivalents at Beginning of Period	22,714	20,372
Cash and Cash Equivalents at End of Period	$26,680	$21,477

LIZ CLAIBORNE INC.

SEGMENT REPORTING

(All amounts in thousands)

	Three Months Ended			Three Months Ended
	July 2, 2011	% to		July 3, 2010	% to
	(13 Weeks)	Total		(13 Weeks)	Total
NET SALES:
Domestic-Based Direct Brands	$282,454	50.8%		$239,911	44.7%
International-Based Direct Brands	180,149	32.4%		162,541	30.3%
Partnered Brands	93,228	16.8%		134,351	25.0%
Total Net Sales	$555,831	100.0%		$536,803	100.0%

	Three Months Ended			Three Months Ended
	July 2, 2011	% of		July 3, 2010	% of
	(13 Weeks)	Sales		(13 Weeks)	Sales
OPERATING LOSS(a):
Domestic-Based Direct Brands	$(23,644)	(8.4	) %	$(13,051)	(5.4	) %
International-Based Direct Brands	(30,156)	(16.7	) %	(26,170)	(16.1	) %
Partnered Brands	(17,284)	(18.5	) %	(36,891)	(27.5	) %
Total Operating Loss	$(71,084)	(12.8	) %	$(76,112)	(14.2	) %

	Three Months Ended			Three Months Ended
	July 2, 2011	% to		July 3, 2010	% to
	(13 Weeks)	Total		(13 Weeks)	Total
NET SALES:
Domestic	$355,209	63.9%		$349,155	65.0%
International	200,622	36.1%		187,648	35.0%
Total Net Sales	$555,831	100.0%		$536,803	100.0%

	Three Months Ended			Three Months Ended
	July 2, 2011	% of		July 3, 2010	% of
	(13 Weeks)	Sales		(13 Weeks)	Sales
OPERATING LOSS:
Domestic	$(43,180)	(12.2	) %	$(46,525)	(13.3	) %
International	(27,904)	(13.9	) %	(29,587)	(15.8	) %
Total Operating Loss	$(71,084)	(12.8	) %	$(76,112)	(14.2	) %

(a)

Operating loss includes charges related to streamlining initiatives and brand-exiting activities and impairment of intangible assets. Refer to the table entitled “Reconciliation of Non-GAAP Financial Information - Segment Reporting” for further information.

LIZ CLAIBORNE INC.

SEGMENT REPORTING

(All amounts in thousands)

	Six Months Ended			Six Months Ended
	July 2, 2011	% to		July 3, 2010	% to
	(26 Weeks)	Total		(26 weeks)	Total
NET SALES:
Domestic-Based Direct Brands	$540,476	50.6%		$482,772	43.1%
International-Based Direct Brands	345,269	32.3%		343,703	30.6%
Partnered Brands	183,328	17.1%		294,488	26.3%
Total Net Sales	$1,069,073	100.0%		$1,120,963	100.0%

	Six Months Ended			Six Months Ended
	July 2, 2011	% of		July 3, 2010	% of
	(26 Weeks)	Sales		(26 weeks)	Sales
OPERATING LOSS(a):
Domestic-Based Direct Brands	$(42,510)	(7.9	) %	$(23,024)	(4.8	) %
International-Based Direct Brands	(60,004)	(17.4	) %	(55,633)	(16.2	) %
Partnered Brands	(18,766)	(10.2	) %	(56,161)	(19.1	) %
Total Operating Loss	$(121,280)	(11.3	) %	$(134,818)	(12.0	) %

	Six Months Ended			Six Months Ended
	July 2, 2011	% to		July 3, 2010	% to
	(26 Weeks)	Total		(26 weeks)	Total
NET SALES:
Domestic	$678,489	63.5%		$729,464	65.1%
International	390,584	36.5%		391,499	34.9%
Total Net Sales	$1,069,073	100.0%		$1,120,963	100.0%

	Six Months Ended			Six Months Ended
	July 2, 2011	% of		July 3, 2010	% of
	(26 Weeks)	Sales		(26 weeks)	Sales
OPERATING LOSS:
Domestic	$(69,548)	(10.3	) %	$(74,897)	(10.3	) %
International	(51,732)	(13.2	) %	(59,921)	(15.3	) %
Total Operating Loss	$(121,280)	(11.3	) %	$(134,818)	(12.0	) %

(a)

Operating loss includes charges related to streamlining initiatives and brand-exiting activities and impairment of intangible assets. Refer to the table entitled “Reconciliation of Non-GAAP Financial Information - Segment Reporting” for further information.

LIZ CLAIBORNE INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

(All amounts in thousands, except per common share data)

(Unaudited)

The following tables provide reconciliations of (i) Loss from Continuing Operations Attributable to Liz Claiborne, Inc. to Adjusted Loss from Continuing Operations Attributable to Liz Claiborne, Inc.(a) and (ii) Operating Loss to Adjusted Loss from Continuing Operations Attributable to Liz Claiborne, Inc.(a)

	Three Months Ended		Six Months Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
	(13 Weeks)	(13 Weeks)	(26 Weeks)	(26 Weeks)

Loss from Continuing Operations Attributable to Liz Claiborne, Inc.	$(88,156)	$(76,632)	$(171,670)	$(132,323)
Streamlining initiatives and brand-exiting activities (b)(c)	42,919	30,705	48,154	44,781
Impairment of intangible assets	—	2,594	—	2,594
Gain on extinguishment of debt	(6,547)	—	(6,547)	—
Interest expense (d)	—	6,925	—	6,925
Benefit for income taxes	19,239	21,447	44,940	32,671
Adjusted Loss from Continuing Operations Attributable to Liz Claiborne, Inc.(a)	$(32,545)	$(14,961)	$(85,123)	$(45,352)

Operating Loss	$(71,084)	$(76,112)	$(121,280)	$(134,818)
Streamlining initiatives and brand-exiting activities (b)(c)	42,919	30,705	48,154	44,781
Impairment of intangible assets	—	2,594	—	2,594
Adjusted Operating Loss (a)	(28,165)	(42,813)	(73,126)	(87,443)

Adjusted interest expense, net (e)	(17,243)	(12,175)	(29,793)	(27,627)
Other (expense) income, net	(2,413)	22,008	(24,470)	41,801
Net loss attributable to the noncontrolling interest	—	(355)	—	(613)
Benefit for income taxes (f)	(15,276)	(17,664)	(42,266)	(27,304)

Adjusted Loss from Continuing Operations Attributable to Liz Claiborne, Inc. (a)	$(32,545)	$(14,961)	$(85,123)	$(45,352)

Adjusted Basic and Diluted Earnings per Common Share from Continuing Operations Attributable to Liz Claiborne, Inc. (g)	$(0.34)	$(0.16)	$(0.90)	$(0.48)

(a)

Adjusted Operating Loss excludes streamlining initiatives and brand-exiting activities and impairment of intangible assets. In addition to those items, Adjusted Loss from Continuing Operations Attributable to Liz Claiborne, Inc. and Adjusted Basic and Diluted Earnings per Common Share from Continuing Operations Attributable to Liz Claiborne, Inc. exclude gain on extinguishment of debt and non-cash write-offs of debt issuance costs.

(b)	During the three and six months ended July 2, 2011 and July 3, 2010, the Company recorded expenses related to its streamlining initiatives and brand-exiting activities as follows:

	Three Months Ended		Six Months Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
	(13 Weeks)	(13 Weeks)	(26 Weeks)	(26 Weeks)

Payroll, contract termination costs, asset write-downs and other costs:
Charges related to planned closure of the Ohio distribution center	$29,960	$—	$29,960	$—
Other	11,920	27,977	16,316	41,560
Store closure and other brand-exiting activities	1,039	2,728	1,878	3,221
	$42,919	$30,705	$48,154	$44,781

(c)	Excludes a non-cash impairment charge of $386 primarily related to Liz Claiborne merchandising rights for the three and six months ended July 3, 2010.

(d)	Represents a non-cash write-off of debt issuance costs associated with the amended and restated revolving credit facility for the three and six months ended July 3, 2010.

(e)	Excludes a non-cash write-off of debt issuance costs associated with the amended and restated revolving credit facility for the three and six months ended July 3, 2010.

(f)	Reflects a normalized tax rate based on estimated adjusted pretax loss.

(g)

As the Company incurred an adjusted loss from continuing operations attributable to Liz Claiborne, Inc. for the three and six months ended July 2, 2011 and July 3, 2010, all potentially dilutive shares are antidilutive. As such, basic and diluted weighted average shares outstanding are equal for such periods.

LIZ CLAIBORNE INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

SEGMENT REPORTING

(All amounts in thousands)

(Unaudited)

The following tables provide a reconciliation of Net Sales to Adjusted Net Sales, which excludes Store Closure and Brand-Exiting Activities and of Operating Loss to Adjusted Operating Loss, which excludes Streamlining Initiatives and Brand-Exiting Activities and Impairment of Intangible Assets.

	Three Months Ended
	July 2, 2011 (13 Weeks)
	Domestic-Based Direct Brands	International- Based Direct Brands	Partnered Brands	Total
Net Sales:
As Reported	$282,454	$180,149	$93,228	$555,831
Store Closure and Brand-Exiting Activities	—	(2,421)	(1,826)	(4,247)
Adjusted Net Sales	$282,454	$177,728	$91,402	$551,584

Operating Loss:
As Reported	$(23,644)	$(30,156)	$(17,284)	$(71,084)
Streamlining Initiatives and Brand-Exiting Activities	20,404	5,653	16,862	42,919
Adjusted Operating Loss	$(3,240)	$(24,503)	$(422)	$(28,165)
% of Net Sales	(1.1)%	(13.8)%	(0.5)%	(5.1)%

	Three Months Ended
	July 3, 2010 (13 Weeks)
	Domestic-Based Direct Brands	International- Based Direct Brands	Partnered Brands	Total
Net Sales:
As Reported	$239,911	$162,541	$134,351	$536,803

Operating Loss:
As Reported	$(13,051)	$(26,170)	$(36,891)	$(76,112)
Streamlining Initiatives and Brand-Exiting Activities	6,791	1,708	22,206	30,705
Impairment of Intangible Assets	339	—	2,255	2,594
Adjusted Operating Loss	$(5,921)	$(24,462)	$(12,430)	$(42,813)
% of Net Sales	(2.5)%	(15.0)%	(9.3)%	(8.0)%

LIZ CLAIBORNE INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

SEGMENT REPORTING

(All amounts in thousands)

(Unaudited)

The following tables provide a reconciliation of Net Sales to Adjusted Net Sales, which excludes Store Closure and Brand-Exiting Activities and of Operating Loss to Adjusted Operating Loss, which excludes Streamlining Initiatives and Brand-Exiting Activities and Impairment of Intangible Assets.

	Six Months Ended
	July 2, 2011 (26 Weeks)
	Domestic-Based Direct Brands	International- Based Direct Brands	Partnered Brands	Total
Net Sales:
As Reported	$540,476	$345,269	$183,328	$1,069,073
Store Closure and Brand-Exiting Activities	—	(2,421)	(1,826)	(4,247)
Adjusted Net Sales	$540,476	$342,848	$181,502	$1,064,826

Operating Loss:
As Reported	$(42,510)	$(60,004)	$(18,766)	$(121,280)
Streamlining Initiatives and Brand-Exiting Activities	22,896	6,501	18,757	48,154
Adjusted Operating Loss	$(19,614)	$(53,503)	$(9)	$(73,126)
% of Net Sales	(3.6)%	(15.6)%	—	(6.9)%

	Six Months Ended
	July 3, 2010 (26 Weeks)
	Domestic-Based Direct Brands	International- Based Direct Brands	Partnered Brands	Total
Net Sales:
As Reported	$482,772	$343,703	$294,488	$1,120,963

Operating Loss:
As Reported	$(23,024)	$(55,633)	$(56,161)	$(134,818)
Streamlining Initiatives and Brand-Exiting Activities	11,679	3,227	29,875	44,781
Impairment of Intangible Assets	339	—	2,255	2,594
Adjusted Operating Loss	$(11,006)	$(52,406)	$(24,031)	$(87,443)
% of Net Sales	(2.3)%	(15.2)%	(8.2)%	(7.8)%

LIZ CLAIBORNE INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

(All amounts in thousands)

(Unaudited)

The following table provides reconciliations of Loss from Continuing Operations Attributable to Liz Claiborne, Inc. to: (i) EBITDA; (ii) Adjusted EBITDA; (iii) Adjusted EBITDA, Excluding Foreign Currency Losses (Gains), Net; and (iv) Net Cash Provided by (Used in) Operating Activities.

	Three Months Ended		Six Months Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
	(13 Weeks)	(13 Weeks)	(26 Weeks)	(26 Weeks)

Loss from Continuing Operations Attributable to Liz Claiborne, Inc.	$(88,156)	$(76,632)	$(171,670)	$(132,323)
Provision for income taxes	3,963	3,783	2,674	5,367
Interest expense, net	17,243	19,100	29,793	34,552
Depreciation and amortization, net (a)	27,901	27,994	56,877	57,690
Gain on extinguishment of debt	(6,547)	—	(6,547)	—
EBITDA	(45,596)	(25,755)	(88,873)	(34,714)

Charges due to streamlining initiatives and brand-exiting activities:
Charges related to planned closure of the Ohio distribution center	29,960	—	29,960	—
Other (b)	12,773	30,112	17,964	43,815
Impairment of intangible assets	—	2,594	—	2,594
Share-based compensation	1,865	1,819	3,645	3,591
Loss on asset disposals and impairments, net (b)	615	3,374	3,110	3,921
Adjusted EBITDA	(383)	12,144	(34,194)	19,207

Foreign currency losses (gains), net	6,373	(20,440)	27,357	(39,463)
Adjusted EBITDA, Excluding Foreign Currency Losses (Gains), Net	5,990	(8,296)	(6,837)	(20,256)

Net income tax (payments) refunds	(920)	1,628	89	165,745
Interest expense, net of amortization	(13,319)	(8,106)	(22,281)	(17,899)
Streamlining initiatives and brand-exiting activities, excluding non-cash charges	(25,572)	(25,455)	(29,872)	(37,649)
Changes in working capital and other assets and liabilities	45,002	63,888	(7,768)	(8,293)
Other (c)	(2,946)	(3,735)	(15,955)	(14,584)

Net Cash Provided by (Used in) Operating Activities	$8,235	$19,924	$(82,624)	$67,064

(a)	Excludes amortization included in Interest expense, net.

(b)	Excludes depreciation included in Depreciation and amortization, net.

(c)	Includes discontinued operations and equity in earnings of the unconsolidated subsidiary.

LIZ CLAIBORNE INC.

AVAILABILITY UNDER REVOLVING CREDIT FACILITY

(In thousands)

July 2, 2011

Total Revolving Credit Facility Size (a)	$350,000

Borrowing Base (a)	$313,764
Outstanding Borrowings	140,054
Letters of Credit Issued	34,890
Available Capacity (b)	$138,820

Excess Capacity (c)	$93,820

(a)	Availability under the revolving credit facility is the lesser $350 million or a borrowing base comprised primarily of eligible accounts receivable and inventory.

(b)	The purchase of our Ohio distribution center in the second quarter of 2011 did not negatively impact availability under the amended and restated revolving credit facility.

(c)	Excess capacity represents available capacity reduced by the minimum required aggregate borrowing availability of $45 million.